Exhibit 99.1

News Release	JBT Corporation
70 W. Madison Suite 4400

For Release: Immediate

Investors & Media: Media:	Debarshi Sengupta	+1 312 861 6933

JBT Corporation Reports Strong Second Quarter 2014 Results

 and Raises Full Year 2014 Guidance

Highlights:

o	Revenue of $248 million, up 9 percent year over year

o	Segment operating profit of $29 million, up 21 percent year over year

o	Diluted earnings per share from continuing operations of $0.38 vs. $0.30 in the second quarter of 2013

o	Adjusted diluted earnings per share from continuing operations of $0.45

o	Full-year 2014 adjusted diluted earnings per share guidance raised to $1.45 - $1.55 ($0.95 - $1.05 on a GAAP basis), compared to previous guidance of $1.35 - $1.50

o	On July 1, 2014 completed acquisition of ICS Solutions, expanding the Company’s liquid foods portfolio and recurring revenue stream

CHICAGO, August 6, 2014—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported results for the second quarter of 2014.

Revenue for the second quarter was $247.6 million, an increase of 9 percent from the prior-year quarter. Segment operating profit increased 21 percent, with higher operating margins at JBT FoodTech and a doubling of operating margins at JBT AeroTech. Corporate expense in the quarter was $9.1 million, including $2.1 million in management succession and certain consulting costs. In addition, the Company recorded a $1.0 million restructuring charge. Diluted earnings from continuing operations was $0.38 per share in the second quarter of 2014 compared with $0.30 per share in the year-ago period. Excluding restructuring charges and management succession and consulting costs, adjusted diluted earnings per share from continuing operations was $0.45.

Second quarter inbound orders of $209.2 million declined 16% year over year, largely due to delays in several orders in both business segments. The Company expects to receive these orders in the back half of the year. Backlog of $401.0 million increased 14% over the prior year period.

“JBT’s business remains healthy and we posted another solid performance in the second quarter of 2014,” said Tom Giacomini, Chairman, President and Chief Executive Officer. “Moreover, we are implementing our Next Level strategy, establishing a culture that drives continuous improvement and growth of our businesses.”

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On July 1, 2014, the Company acquired ICS Solutions, a worldwide leader in the engineering, installation, and servicing of high-capacity food preservation equipment. ICS’ large worldwide installed base provides a strong recurring revenue stream. Additionally, with ICS’ complementary product line, JBT now offers the most complete range of in-container sterilization solutions available to the beverage, dairy, and canning industries. “This acquisition furthers our Next Level strategy, which includes making value-creating acquisitions in Liquid Foods and building the profitable aftermarket parts and service business,” added Giacomini.

2014 Outlook

For the full year, the Company raised its projected adjusted diluted earnings per share to a range of $1.45 – $1.55, compared to the previous estimate of $1.35 - $1.50. The projections exclude restructuring costs of an estimated $12 - $13 million, an estimated $6.5 million in management succession costs, and about $2.5 million in pricing and strategy costs. On a GAAP basis, diluted earnings per share is expected to be in the range of $0.95 – $1.05.

The Company continues to anticipate revenue growth in the mid-single digit range for 2014. It now expects total segment operating margin to improve slightly relative to 2013. The Company expects full-year corporate expense to be greater than previously estimated due to setup costs associated with the Company’s U.S. back-office consolidation initiative and a higher level of M&A activity. Excluding management succession and consulting costs, corporate expense is projected to be closer to the upper end of the previously communicated range of $25 to $27 million for 2014. Anticipated savings of over $3 million from restructuring actions and an additional $3 million in benefits from operational excellence initiatives for the year will fund planned spending on the Company’s strategic initiatives.

Second Quarter 2014 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Thursday, August 7, 2014 to discuss the second quarter results. Participants may access the conference call by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 78020406, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. ET on August 7, 2014.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,400 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2013 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

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JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenue	$247.6	$226.9	$445.6	$412.6
Cost of sales	179.3	167.8	325.3	303.2

Gross profit	68.3	59.1	120.3	109.4

Selling, general and administrative expense	44.9	40.5	88.5	81.4
Research and development expense	3.7	3.7	7.2	6.9
Restructuring expense	1.0	-	11.2	-
Other (income) expense, net	0.2	0.1	0.1	(0.3)

Operating income	18.5	14.8	13.3	21.4

Net interest expense	1.5	1.6	2.8	3.0
Income from continuing operations before income taxes	17.0	13.2	10.5	18.4
Provision for income taxes	5.6	4.4	3.8	5.5
Income from continuing operations	11.4	8.8	6.7	12.9
Loss from discontinued operations, net of taxes	-	0.2	0.1	0.2
Net income	$11.4	$8.6	$6.6	$12.7

Basic earnings per share:
Income from continuing operations	$0.39	$0.30	$0.23	$0.44
Loss from discontinued operations	-	(0.01)	-	(0.01)
Net income	$0.39	$0.29	$0.23	$0.43

Diluted earnings per share:
Income from continuing operations	$0.38	$0.30	$0.23	$0.44
Loss from discontinued operations	-	(0.01)	(0.01)	(0.01)
Net income	$0.38	$0.29	$0.22	$0.43

Weighted average shares outstanding
Basic	29.5	29.2	29.5	29.2
Diluted	29.8	29.6	29.8	29.6

JBT CORPORATION

NON-GAAP FINANCIAL MEASURE

The results for the three and six months ended June 30, 2014 and 2013 include several items that affect the comparability of our results. These include significant expenses that are not indicative of our on-going operations as detailed in the table below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2014	2013	2014	2013

Income from continuing operations as reported	$11.4	$8.8	$6.7	$12.9

Non-GAAP adjustments:
Restructuring expense	1.0	-	11.2	-
Management succession costs	1.1	-	2.6	0.3
Strategy and pricing consulting	1.0	-	1.9	-

Impact on tax provision from Non-GAAP adjustments	(1.1)	-	(4.8)	(0.1)

Adjusted income from continuing operations	$13.4	$8.8	$17.6	$13.1

(In millions, except EPS)

Income from continuing operations as reported	11.4	8.8	6.7	12.9
Total shares and dilutive securities	29.8	29.6	29.8	29.6
Diluted earnings per share from continuing operations	$0.38	$0.30	$0.23	$0.44

Adjusted income from continuing operations	13.4	8.8	17.6	13.1
Total shares and dilutive securities	29.8	29.6	29.8	29.6
Adjusted diluted earnings per share from continuing operations	$0.45	$0.30	$0.59	$0.44

The above table contains non-GAAP financial measures, including adjusted income from continuing operations and adjusted diluted earnings per share. The non-GAAP measures exclude certain amounts for the purpose of determining adjusted income from continuing operations and adjusted diluted earnings per share. Adjusted income from continuing operations and adjusted diluted earnings per share are intended to provide an indication of our underlying operating results and to enhance investors’ overall understanding of our financial performance by eliminating the effects of certain items that are not comparable from one period to the next. In addition, this information is used as a basis for evaluating company performance and for the planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue

JBT FoodTech	$173.7	$162.3	$309.1	$274.2
JBT AeroTech	74.1	65.9	136.7	136.6
Other revenue (1) and intercompany eliminations	(0.2)	(1.3)	(0.2)	1.8
Total revenue	$247.6	$226.9	$445.6	$412.6

Income before income taxes

Segment operating profit
JBT FoodTech	$23.4	$21.2	$34.8	$29.1
JBT AeroTech	5.2	2.4	7.6	6.6
Total segment operating profit	28.6	23.6	42.4	35.7

Corporate expense (2)	(9.1)	(8.8)	(17.9)	(14.3)
Restructuring expense	(1.0)	-	(11.2)	-

Operating income	18.5	14.8	13.3	21.4

Net interest expense	1.5	1.6	2.8	3.0

Income from continuing operations before income taxes	$17.0	$13.2	$10.5	$18.4

(1) Other revenue is comprised of certain gains and losses related to foreign exchange exposure.

(2) Corporate expense includes corporate staff costs, stock-based compensation, pension and other postretirement benefit expenses not related to service, LIFO adjustments, foreign exchange gains and losses, and the impact of unusual or strategic events not representative of segment operations.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Inbound Orders

JBT FoodTech	$138.2	$162.9	$298.7	$330.9
JBT AeroTech	71.2	88.1	171.6	149.1
Other and intercompany eliminations	(0.2)	(1.3)	(0.2)	1.8

Total inbound orders	$209.2	$249.7	$470.1	$481.8

	June 30,
	2014	2013
Order Backlog

JBT FoodTech	$203.3	$226.1
JBT AeroTech	197.7	126.2

Total order backlog	$401.0	$352.3

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in millions)

	June 30,	December 31,
	2014	2013

Cash and cash equivalents	$63.7	$29.4
Trade receivables, net	158.3	186.4
Inventories	143.4	117.6
Other current assets	69.1	63.2
Total current assets	434.5	396.6

Property, plant and equipment, net	136.8	132.7
Other assets	86.0	91.9
Total assets	$657.3	$621.2

Short term debt and current portion of long-term debt	$4.4	$6.3
Accounts payable, trade and other	86.2	88.1
Advance payments and progress billings	83.9	88.3
Other current liabilities	107.2	94.9
Total current liabilities	281.7	277.6

Long-term debt, less current portion	136.8	94.1
Accrued pension and other postretirement benefits, less current portion	40.9	52.5
Other liabilities	39.8	42.6

Common stock and paid-in capital	69.9	68.0
Retained earnings	147.7	146.5
Accumulated other comprehensive loss	(59.5)	(60.1)
Total stockholders' equity	158.1	154.4
Total liabilities and stockholders' equity	$657.3	$621.2

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended
	June 30,
	2014	2013

Cash Flows From Operating Activities:
Income from continuing operations	$6.7	$12.9

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	11.6	12.5
Other	6.9	2.2

Changes in operating assets and liabilities:
Trade accounts receivable, net	28.4	39.3
Inventories	(24.0)	(33.4)
Accounts payable, trade and other	(0.7)	(6.8)
Advance payments and progress billings	(3.9)	19.1
Other - assets and liabilities, net	(4.7)	(15.3)

Cash provided by continuing operating activities	20.3	30.5

Cash required by discontinued operating activities	(0.3)	(0.7)

Cash Flows From Investing Activities:
Acquisitions	(1.7)	-
Capital expenditures	(17.1)	(14.1)
Other	1.1	1.2

Cash required by continuing investing activities	(17.7)	(12.9)

Cash Flows From Financing Activities:
Net proceeds (payments) on credit facilities	40.6	(85.7)
Dividends paid	(5.5)	(4.9)
Other	(1.7)	(2.3)

Cash provided (required) by financing activities	33.4	(92.9)

Effect of foreign exchange rate changes on cash and cash equivalents	(1.4)	(2.0)

Increase (decrease) in cash and cash equivalents	34.3	(78.0)

Cash and cash equivalents, beginning of period	29.4	99.0

Cash and cash equivalents, end of period	$63.7	$21.0